EXHIBIT 10.4

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24b-2

AMENDMENT NO. 1
TO
COLLABORATION AND LICENSE AGREEMENT
AND
SUPPLEMENTAL AGREEMENT

This Amendment No. 1 is made and entered into as of September 30, 2014 (the “Effective Date”), by and between Sucampo Pharma Americas, LLC (formerly known as Sucampo Pharma Americas, Inc., which was further formerly known as Sucampo Pharmaceuticals, Inc.) (“Sucampo”) and Takeda Pharmaceutical Company Limited (“Takeda”).  Sucampo and Takeda are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Sucampo and Takeda are parties to a Collaboration and License Agreement  dated October 29, 2004 (the “CLA”) and a Supplemental Agreement dated February 1, 2006 (the “Supplemental Agreement”); and

WHEREAS, the Parties now desire to amend certain terms of the CLA and the Supplemental Agreement (collectively, “the Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

1. Reference to SPI in the Agreements.  It is understood by the Parties that references to “SPI” in the changes set forth in this Amendment No. 1 are made for consistency with the other terms and conditions of the Agreements which contain references to “SPI,” and that references to “SPI” in the Agreements (including those effectuated by the changes herein) will refer to Sucampo.

2.  Amendments to the CLA.

2.1 Definition of Best Efforts.  All instances of the term “Best Efforts” in the CLA are hereby amended to read “Commercially Reasonable Efforts”, which is defined as follows:

‘“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the development, manufacture, seeking and obtaining regulatory approval, or commercialization of the Compound or Product, such efforts and resources shall be consistent with those efforts and resources commonly used by a Party under similar circumstances for similar compounds or products owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market potential taking into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (c) the expected and actual product profile of the Compound or Product, (d) the expected and actual patent and other proprietary position of the Compound or Product, (e) the likelihood of regulatory approval given the regulatory structure involved, including regulatory or data exclusivity, (f) the expected and actual profitability and return on investment of the Compound or Product, or other compounds or products in a Party’s  portfolio of compounds or products, taking into consideration, among other factors, expected and actual (1) third party costs and expenses, (2) royalty, milestone and other payments to third parties and SPI, and (3) the pricing and reimbursement relating to the Product(s). Commercially Reasonable Efforts shall be determined on an indication/dosage-by-indication/dosage basis for the Compound or Product, as applicable, and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular indication will change over time, reflecting changes in the status of the Compound or Product, as applicable.  Notwithstanding the foregoing, neither Party shall be obligated to Develop, seek Regulatory Approval for, or Commercialize a Compound or Product: (i) which, in its reasonable opinion after discussion with the other Party, caused or is likely to cause a fatal, life-threatening or other serious adverse safety event that is reasonably expected, based upon then available data, to preclude obtaining Regulatory Approval for such Product or Compound, or, if Regulatory Approval of such Product has already been obtained, to preclude continued marketing of such Product; or (ii) in a manner inconsistent with applicable laws.’

2.2 Definition of Negative Event. Subsection (c) of the definition of “Negative Event” in the CLA is hereby amended in its entirety to read as follows:

‘(c)           the entry into the market of a significant competing product which was unexpected based on information known as of the Effective Date of Amendment No. 1 of the Collaboration Agreement and Supplemental Agreement.’

2.3 Definition of Takeda Affiliates.  The definition of “Takeda Affiliates” in the CLA is hereby amended in its entirety to read as follows:

‘“Takeda Affiliates” shall mean those Affiliates of Takeda listed on Exhibit D; provided that Exhibit D shall be modified by Takeda from time to time during the term of this Agreement upon written notice to SPI.’

2.4 Amendment to Section 2.3.  Section 2.3 of the CLA is hereby amended in its entirety to read as follows:

‘2.3           Sub-license by Takeda.  The right to sub-license to a third party granted to Takeda under Section 2.1 and 2.2 shall be on the condition that the terms of any such sub-license shall be in accordance with the terms of the license granted to Takeda hereunder and shall be subject to the prior approval of SPI, such approval not to be unreasonably withheld or delayed.  The right to sub-license to Takeda Affiliates under Section 2.1 and 2.2 shall be without the prior written consent from SPI.’

2.5 Amendment to Section 5.1.  The last sentence in Section 5.1(a) of the CLA is hereby amended in its entirety to read as follows:

‘(a)           All decisions of the JCC shall be unanimous, except that after consultation with the JCC, Takeda will have sole discretion with respect to decisions related to pricing, market access and, subject to Takeda’s MACI obligation (as defined in Section 5.3(f)), number of sales representatives, product positioning and promotional mix as long as […***…].  The foregoing condition to Takeda’s continued exercise of such sole discretion will not apply in the event of […***…] where such decrease is due to market events such as (i) a competitive recall, launch or withdrawal of a competitive product(s), (ii) aggressive pricing, rebating and/or discounting by a competitor, or (iii) other market events that may affect the growth potential of the Product.  In the event of such a market event, Takeda agrees to use Commercially Reasonable Efforts in the exercise its discretion to increase or decrease annual commercial investment.’

2.6 Amendment to Section 5.1(c).  The last sentence in Section 5.1(c) of the CLA is hereby deleted in its entirety.

2.7 Amendment to Section 5.2(a).  The first sentence of Section 5.2(a) of the CLA is hereby amended in its entirety to read as follows:

‘(a)           Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) shall Commercialize the Product for the Initial Indications and, if applicable, Additional Indications and/or New Formulations in the Initial Territory at its own expense in accordance with the terms and conditions contained herein and in accordance with the Commercialization Plan approved by the JCC.’

2.8 Amendment to Section 5.2.  Section 5.2(b) of the CLA is hereby deleted in its entirety.

2.9 Amendment to Section 5.3.  Section 5.3(f) of the CLA is hereby amended in its entirety to read as follows:

‘(f)             Beginning on January 1, 2015, Takeda (or, as applicable, Takeda Affiliates or its sub-licensee(s)) shall be obligated to fund per calendar year a minimum annual commercial investment (“MACI”) set at the lesser of: (a) […***…] United States Dollars (US$[…***…]) or (b) […***…] percent ([…***…]%) of annual Net Sales Revenue.  MACI shall include Takeda’s fully-burdened commercialization expenses, including those expenses incurred with respect to field promotion, marketing and medical education.  Notwithstanding the foregoing, Takeda’s MACI obligation (including any remaining amounts thereof budgeted for the then-current calendar year but not yet expended) will expire on the earlier of: (a) […***…] or (b) […***…].  Upon expiration of Takeda’s MACI obligation, Takeda may reduce its annual commercial investment at its sole discretion.  For the avoidance of doubt, the first commercial sale by or on behalf of Par Pharmaceutical, Inc. (“Par”) or any Affiliate of Par of a pharmaceutical product that has received FDA approval for marketing in the Initial Territory pursuant to an Abbreviated New Drug Application (or equivalent regulatory mechanism) as a generic equivalent to the Product shall constitute the first commercial sale of a Generic Equivalent in the Initial Territory pursuant to subpart (b) in the preceding sentence.

*Confidential Treatment Requested

2.10 Amendment to Section 5.4.  Section 5.4 of the CLA is hereby amended as follows:

(i)	by replacing Section 5.4(b) in its entirety with the following:

‘Subject to Takeda’s final decision-making rights under Section 5.1(a), the JCC shall determine the annual number of PDEs that shall be made in each calendar year by Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)).’

(ii)	by adding the following new Section 5.4(d):

‘(d)           Takeda’s obligation to pay SPI a fee per PDE under Section 5.4(a) will terminate on […***…].  In addition, after […***…], and notwithstanding the provisions of Section 5.4(c), SPI shall pay for its own samples and promotional materials required for SPI’s co-promotion activities, if any, in the Initial Territory.  Takeda shall provide SPI with samples and promotional materials at SPI’s cost.’

2.11 Amendment to Section 5.7. Section 5.7 of the CLA is hereby amended in its entirety to read as follows:

‘5.7           During the Initial Term, Takeda (or, if applicable, Takeda Affiliates or its sub-licensee(s)) shall not directly or indirectly promote, market or sell in the Initial Territory […**…].’

2.12 Amendment to Section 7.3.  Section 7.3 of the CLA is hereby amended as follows:

(i)	by amending the first paragraph in its entirety to read as follows:

‘7.3           Running Royalties.  In addition to all other amounts payable hereunder, Takeda shall, for the Product sold during the Initial Term of this Agreement, pay to SPI within […***…] ([…***…]) days after the end of each calendar quarter the following royalties, in consideration for the license grant to the Licensed Patents, Licensed Know-How and Licensed Trademarks hereunder, on Net Sales Revenue in the Initial Territory, as set forth below.’

*Confidential Treatment Requested

(ii)	by adding the following new subsection (d):

‘(d)  During the Extended Term, and only with respect to the Net Sales Revenue of Product Covered by the Valid Claims of the Licensed Patents, Takeda shall pay to SPI within […***…] ([…***…]) days after the end of each calendar quarter a running royalty of […***…] percent ([…***…]%) of Net Sales Revenue less Takeda’s cost of goods.’

2.13 Amendment to Article 11.  Section 11.3 of the CLA is hereby amended by replacing the last sentence of that section with the following:

‘In addition, the receiving Party may disclose Confidential Information to its Affiliates and its and their officers, directors, employees, contractors, consultants, agents and advisors on a “need-to-know” basis in order for the receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in Article 11.’

2.14 Amendment to Section 13.  Section 13.1 of the CLA is hereby amended in its entirety to read as follows:

‘“13.1            Term of Agreement. The initial term of this Agreement shall commence on the Effective Date and unless earlier terminated in accordance with the provisions of this Article 13 or Section 12.3, shall continue in full force an effect until December 31, 2020 (“Initial Term”).  Upon expiration of the Initial Term, the Agreement shall automatically continue in full force and effect until terminated by Takeda upon ninety (90) days prior written notice to SPI or terminated earlier in accordance with the provisions of this Article 13.  The period of time following the expiration of the Initial Term and continuing until the termination of this Agreement as provided in the immediately preceding sentence is referred to as the “Extended Term.”  For the avoidance of doubt, references in this Agreement to “the term of this Agreement” shall mean the period beginning on the Effective Date and ending on the last day of the Extended Term.’

3.   Amendments to the Supplemental Agreement.

3.1           Amendment to Article 6. Section 6.1 of the Supplemental Agreement is hereby deleted in its entirety.

*Confidential Treatment Requested

3.2           Amendment to Article 8.  Section 8.1(a) of the Supplemental Agreement is hereby amended in its entirety to read as follows:

‘8.1           Affiliates.

(a)   The Parties agree that Takeda may contract with its Affiliates for the performance of any of its obligations under, or the activities contemplated in, the Original Agreement or this Supplemental Agreement, including the Annexes hereto, or any activities related thereto provided (1) that Takeda shall ensure that its Affiliates comply with the provisions of the Original Agreement and this Supplemental Agreement, including the Annexes hereto, and including the confidentiality obligations and provisions of Section 11.3 of the Original Agreement; (2) that any such contracting by Takeda shall not relieve Takeda's duty to perform, either directly or through Affiliates, the obligations and the activities contemplated in the Original Agreement and this Supplemental Agreement, including the Annexes hereto, and any activities related thereto; and (3) that each such Affiliate shall comply with the  provisions of Article 7.6 of the Original Agreement. Sucampo shall be entitled to a financial audit, to be conducted by an independent certified public accountant pursuant to Section 7.6 of the Original Agreement mutatis mutandis, of any Affiliate of Takeda with whom Takeda contracts for the performance of any of its obligations under, or the activities contemplated in, the Original Agreement or this Supplemental Agreement, including the Annexes hereto, or any activities related thereto, which audit shall be limited in scope to (a) establishing the good standing of Takeda's Affiliates and (b) establishing and understanding the entity structure and revenue flow among Takeda and its Affiliates as such structure and revenue flow pertains to the computation of Net Sales Revenue. The financial audit authorized by this Section 8.1 shall be in addition to any audit authorized by Section 7.6 of the Original Agreement.’

4.  Cost of Pediatric Studies.

4.1           Pediatric Studies.  Future out-of-pocket costs for pediatric studies that exceed the total budgeted costs for such studies approved by the JDC and JCC as of the Effective Date of this Amendment No. 1 shall be […***…] between the Parties.

5.  Miscellaneous.

5.1           Full Force and Effect.  The provisions of the Agreements, as amended by this Amendment No. 1 as of its Effective Date, remain in full force and effect during the Initial Term and the Extended Term; provided that the rights and obligations of the Parties as accrued under the Agreements prior to this Amendment No.1 will remain unchanged and continue to be binding on the Parties.

5.2           Entire Agreement.  The Agreements and this Amendment No. 1 constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

*Confidential Treatment Requested

5.3           Counterparts.  This Amendment No. 1 may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the date first written above.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		SUCAMPO PHARMA AMERICAS, LLC

By:		By:
Name:	Christophe Weber	Name:	Peter S. Greenleaf
Title:	President & COO	Title:	President